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                          EXHIBIT 99.1 (PRESS RELEASE)

     MEDINEX SYSTEMS AND POLITICS.COM ANNOUNCE ACQUISITION OF VOTENET ASSETS

WASHINGTON, July 31 /PRNewswire/ -- Medinex Systems, Inc. (Nasdaq: MDNX) and Politics.com, Inc. (OTC Bulletin Board: POCO) today announced the completion of their previously disclosed asset purchase agreement. The agreement calls for the exchange of the Votenet assets of Medinex Systems for just more than 80 percent of Politics.com's stock.
(Photo: http://www.newscom.com/cgi-bin/prnh/20000725/MDNXLOGO )

Votenet is a leading provider of Internet products and services to public policy and political organizations. The newly combined company will change its name to Votenet Solutions, Inc. and be headquartered in Washington, D.C.

About Politics.com, Inc.

Politics.com, Inc. was launched in 1999 and has become a global Internet company offering a unique, branded network of information, communication and entertainment, all with politics as a common theme. Headquartered in Tempe, AZ, Politics.com is focused on making politics more accessible, increasing the impact individuals can have on the political process, and improving the ability of elected officials and candidates to communicate with voters. The company's common stock is quoted on the OTC Bulletin Board under the symbol POCO. In addition to www.politics.com, the company owns www.politicaljunkie.com.

About Medinex Systems, Inc.

Medinex Systems, Inc. (www.medinex.com) has offices in Post Falls, Idaho, Washington, D.C., and Atlanta, Georgia. Its stock trades on the NASDAQ-National Market under the MDNX symbol. Medinex Systems, Inc. focuses on business-to-business e-commerce and services in the healthcare sector, and targets primary care physicians, clinics, hospitals, medical supply companies, medical students and others. Medinex Office, the company's Web-based physician's office management system, is available through a growing list of application service providers (ASPs) throughout the country.

/CONTACT: Lorie Lee, Manager, Public Relations of Medinex Systems, Inc., 888-580-1010, ext. 148, or pager, 888-218-5904, lorie.lee@medinex.com/